Exhibit 15.2

UNDERTAKING TO FURNISH EXHIBITS PURSUANT

TO INSTRUCTION 2(B)(I) AS TO EXHIBITS TO FORM 20-F

The undersigned registrant acknowledges that it has not filed with the Securities and Exchange Commission (the “Commission”) copies of certain instruments with respect to long-term debt of the registrant, the amount of debt authorized under each of which does not exceed 10% of its total consolidated assets as of December 31, 2011, pursuant to the provisions of Instruction 2(b)(i) as to Exhibits to Form 20-F (the “Instruction”).

Pursuant to the Instruction, the undersigned registrant hereby undertakes to furnish to the Commission upon its request a copy of any such instrument.

This the 3rd day of April, 2012.

DELHAIZE GROUP

By: /s/ Pierre Bouchut

Pierre Bouchut

Chief Financial Officer